Exhibit 10.27
DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS UNDER THE 2022 EQUITY AND INCENTIVE COMPENSATION PLAN

L.B. FOSTER COMPANY

(Effective December 1, 2022)

Section 1. Purpose and Effective Date. The purpose of this Deferred Compensation Plan for Non-Employee Directors of L.B. Foster Company (the “Plan”) is to permit Non-Employee Directors of L.B. Foster Company (the “Company”) to defer receipt of compensation earned for serving on the Board. It is intended that this Plan will assist the Company in attracting and retaining individuals of exceptional ability. The original effective date of this Plan is May 1, 2017 and is amended and restated effective December 1, 2022. This Plan was established pursuant to the L.B. Foster Company 2006 Omnibus Incentive Plan (as amended and restated, the “Omnibus Plan”) and amended and restated pursuant to the 2022 Equity and Incentive Compensation Plan which was approved by shareholders on June 2, 2022 (the “2022 Plan”) as successor to the Omnibus Plan . Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the 2022 Plan.

Section 2. Eligibility. Any Non-Employee Director is eligible to participate in this Plan.

Section 3. Deferred Compensation Account. There shall be established for each Participant who makes a deferral election pursuant to this Plan a deferred compensation account (“Account”), which as of any point in time shall consist of the total of the balance to the credit of the Participant in his or her Cash Account (see Section 6) and/or the Deferred Stock Units credited to the Participant under his or her L.B. Foster Deferred Stock Unit Account (see Section 7).

Section 4. Amount of Deferral. A Participant may elect to defer receipt of all of the cash and/or Stock compensation (“Directors Fees”) otherwise payable to the Participant for serving on the Board or committees of the Board. Elective deferrals of cash compensation may only be invested in a Cash Account and any Stock-based compensation may only be invested in an L.B. Foster Deferred Stock Unit Account (including, without limitation, Stock paid in lieu of cash Director Fees as elected by a Non-Employee Director). Deferred compensation will be credited to the Participant’s Account on the date the applicable Directors Fees would otherwise be paid (in the case of cash compensation) or granted (in the case of Stock based compensation).

Section 5. Time of Election of Deferral; Deferral Period. “Deferral Period” means the annual service period for which a Non-Employee Director is elected at each annual meeting of the shareholders of the Company; the annual service period ends at the next annual meeting of shareholders at which Non-Employee Directors are elected (except under the circumstances described in Section 8(a) below in which case the service period will be from the date of a Non-Employee Director’s election to the Board until the next annual meeting of shareholders at which Non-Employee Directors are elected). Subject to the provisions of Section 8, an election to defer Directors Fees shall be effective when made, as to any Directors Fees not then earned. Deferral elections shall be made for each Deferral Period on a prospective basis, shall be irrevocable for the relevant Deferral Period, and shall be made on an Election Form provided by the Company as described in Section 8.

Section 6. Cash Account. The Company shall be obligated to pay interest at the United States Prime Rate as listed in the Eastern print edition of The Wall Street Journal on the last day of the immediately preceding calendar year for which The Wall Street Journal was published on the amount of a Participant’s balance in the Cash Account until the Participant’s balance in the Cash Account is fully distributed. Interest shall be credited as of the last day of each calendar quarter; provided, however that the Board and/or the Nomination and Governance Committee of the Board (the “Committee”) shall have the right to specify a different interest rate (including an interest rate of zero percent) for all or part of any period. Once amounts have been allocated to a Participant’s Cash Account, they may not be reallocated to a Participant’s L.B. Foster Deferred Stock Unit Account.

Section 7. L.B. Foster Deferred Stock Unit Account.

(a)General. Amounts of Stock that a Participant elects to be deferred into his or her L.B. Foster Deferred Stock Unit Account shall be posted to the account of the Participant in the form of “Deferred Stock Units,” each of which is equivalent in value to one share of Stock on the date such share would otherwise be granted and calculated, in the case that such equity award is expressed in terms of a dollar value on the grant date, by dividing the grant date dollar value of the award by the closing market price per share of the Stock on the NASDAQ Stock Exchange (or other exchange upon which the Stock is then traded or such other applicable method to determine the Stock price as set forth in Section 2(s) of the 2022 Plan) on such grant date. The value of the Deferred Stock Units posted to the L.B. Foster Deferred Stock Unit Account of a Participant as of any date will be equal to the number of Deferred Stock Units in the Participant’s account times the closing market price per share of the Stock on the date of such valuation.
(b)Initial Credits for Deferred Stock Unit Amounts. The number of Deferred Stock Units initially credited to a Participant’s L.B. Foster Deferred Stock Unit Account shall be equal to the number of shares or other units of the Stock based compensation that would have been granted to such Participant.
(c)Dividends and Distributions with Respect to Shares of Stock. Dividends or distributions on the Stock in cash or property (other than Stock) shall not result in any credits with respect to any Deferred Stock Units in the Deferred Stock Unit Account. Cash equivalents of any dividends declared on Deferred Stock Units will be deposited into the Participant’s Deferred Cash Account in accordance with Section 9 and distributed in cash on the applicable distribution date.
(d)No Brokerage Fees. Brokerage fees will not be charged against the value of initial deferrals into Deferred Stock Units in the L.B. Foster Deferred Stock Unit Account, either when such Deferred Stock Units are credited to a Participant’s Account or upon distribution of such Deferred Stock Units from a Participant’s Account.
(e)Adjustments to Deferred Stock Units in Deferred Stock Unit Account. In the event of any change in the outstanding shares of Stock by reason of any Stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares of Stock, or other similar corporate change, then an equitable equivalent adjustment shall be made in the “Deferred Stock Units” credited to a Participant’s L.B. Foster Deferred Stock Unit Account, taking into account the provisions of Section 22.
(f)Irrevocability of Investments in Deferred Stock Unit Account. Once amounts have been allocated as Deferred Stock Units in a Participant’s L.B. Foster Deferred Stock Unit Account, they may not be reallocated to a Participant’s Cash Account or to any other investment alternative.
(g)Form of Payment/Distribution of Deferred Stock Units. Payment of amounts allocated as Deferred Stock Units in a Participant’s L.B. Foster Deferred Stock Unit Account shall be made by transferring to the Participant a number of shares of Stock equal to the number of whole Deferred Stock Units then distributable, with cash in lieu of any fractional units, and net of any withholding obligations, if any, of the Company with respect to such Stock in a Participant’s L.B. Foster Deferred Stock Unit Account, and shall also be subject to any applicable holding and other requirements of the 2022 Plan, under which the Deferred Stock Units were granted, or any comparable successor plan under which future Deferred Stock Units may be granted, and/or applicable corporate governance policies adopted by the Company.

Section 8. Manner of Electing Deferral.

(aFor each Deferral Period, a Participant may elect to defer up to 100% of Directors Fees by written notice given to the Company prior to the beginning of the calendar year in which the Deferral Period begins. Notwithstanding the foregoing, to the extent permitted by the Committee or its Designated Administrator, a new Non-Employee Director may make a deferral election within 30 days after he or she first becomes eligible for this Plan, provided that such election shall apply only to amounts earned for services performed after the date of the election. This election, which shall be on a form provided by the Company, shall include: (1) the type of compensation deferred (cash and/or equity) and (2) the amount or percentage to be deferred.
(bAny election to defer shall be effective when received and accepted by the Corporate Secretary’s Office.
Elections under this Section 8 and shall be irrevocable.

Section 9. Payment of Account Balance.

(a) Except as provided in paragraph (b) or (c) below, payment of a Participant’s entire Account shall be made in a single lump sum payment as soon as administratively practicable on or after the six-month anniversary of the Participant’s Separation from Service from the Board. “Separation from Service” shall mean a Participant’s retirement or other complete termination of service with the Board. Whether a Participant has a Separation from Service will be determined based on all of the facts and circumstances and in accordance with Section 409A and authoritative guidance thereunder.
(b) Notwithstanding a Participant’s deferral election, the Participant may delay the payment of his or her entire Account, provided that any such election form is both: (1) submitted at least twelve (12) months prior to the date of the Participant’s Separation from Service from the Board, and (2) delays the payment of the Participant’s Account until exactly five years after the six-month anniversary of the Participant’s Separation from Service from the Board.
(c) Notwithstanding subsections (a) and (b) above, if a Participant dies or incurs a Disability before his or her Account balance has been paid in full, the entire Account shall be paid to the Participant’s designated beneficiary (in case of the Participant’s death) or to the Participant (in case of the Participant’s Disability) as soon as administratively practicable, but not later than 90 days after the date the Participant dies or becomes Disabled (provided, however, that if this 90 day period overlaps two taxable years of the Participant or designated beneficiary the recipient does not have the right to designate the taxable year of the payment).
(d) To the extent consistent with Section 22, the Committee may accelerate the payment of a Participant’s Account.

Section 10. Participant’s Rights Unsecured and Unfunded. The right of any Participant to receive future payments under the provisions of this Plan shall be an unsecured claim against the general assets of the Company. The amounts credited to a Participant under this Plan shall not be funded in any manner prior to payment of such amounts becoming due.

Section 11. Statement of Account. Statements may be sent periodically to each Participant showing the value of his or her Cash Account and/or the Deferred Stock Units to his or her credit in the L.B. Foster Deferred Stock Unit Account.

Section 12. Beneficiary Designation.

(a)Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons as beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s Account under this Plan. Each beneficiary designation shall be in a written form acceptable to the Committee or its Designated Administrator (as hereinafter defined) and shall be effective only if filed with the Committee or its Designated Administrator during the Participant’s lifetime.

(b)Changing Beneficiary. Any beneficiary designation may be changed by filing a new beneficiary designation with the Committee or its Designated Administrator.

(c)No Beneficiary Designation. If any Participant fails to designate a beneficiary in the manner provided above, if the designation is void, or if all beneficiaries designated by a Participant die before the Participant or before complete distribution of the Participant’s benefits, the Participant’s beneficiary shall be the Participant’s surviving spouse, or the Participant’s estate if there is no surviving spouse.

(d)Effect of Payment. Payment to the beneficiary shall completely discharge the Company’s obligations under this Plan.

Section 13. Administration.

(a)Committee; Duties. This Plan shall be administered by the Committee and, to the extent so delegated, its designated administrator (the “Designated Administrator”), and any of their designees. The Committee and, to the extent applicable, its Designated Administrator, shall have the exclusive authority and discretion to interpret, construe, and administer the provisions of this Plan and to decide all questions concerning this Plan and its administration. Without limiting the foregoing, the Committee and, to the extent applicable, its Designated Administrator, shall have the authority, from time to time, to: determine eligibility for and the amount of benefits, if any, due under this Plan; determine amounts payable under this Plan; interpret this Plan, make factual determinations, correct deficiencies, and supply omissions, including resolving any ambiguity or uncertainty arising under or existing in the terms and provisions of this Plan; make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan; and establish rules and regulations for the administration of this Plan.

(b)Agents. The Committee and, to the extent applicable, its Designated Administrator, may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

(c)Binding Effect of Decisions. The decision or action of the Committee and, to the extent applicable, its Designated Administrator, with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Plan.

(d)Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee and, to the extent applicable, its Designated Administrator, against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, and, to the extent applicable, its Designated Administrator, except in the case of gross negligence or willful misconduct.

Section 13. No Rights as a Shareholder. Until distribution of the Deferred Stock Unit Account in the form of Stock to a Participant hereunder, a Participant shall not have the rights of a stockholder of the Company with respect to the Stock Units held in the Participant’s Deferred Stock Unit Account.

Section 14. No Right to Directorship. Nothing contained in this Plan, any elective deferral notice, or other related document shall be construed to (a) confer upon a Participant any right to continue to serve as a director of the Company, (b) restrict in any way the Company’s right to terminate or change the terms or conditions of a Participant’s directorship at any time, or (c) confer upon a Participant or any other person any claim or right to any compensation or other award or distribution under this Plan except in accordance with their terms.

Section 15. Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by the Company or the Committee in order to facilitate the payment of benefits hereunder.

Section 16. Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania, except as preempted by federal law.

Section 17. Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

Section 18. Notice. Any notice required or permitted under this Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to a Participant or beneficiary shall be directed to the individual’s last known address in the Company’s records.

Section 19. Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

Section 20. Assignability. The right to receive payments hereunder shall not be transferable or assignable by a Participant nor subject to the claims of the Participant’s creditors.

Section 21. Amendment. This Plan may at any time or from time to time be amended, modified or terminated by the Board. No amendment, modification or termination shall, without the consent of a Participant, reduce the then current balance of his or her Cash Account and/or the number of Deferred Stock Units then credited to his or her L.B. Foster Deferred Stock Unit Account. Except as otherwise permitted under Section 409A (without incurring penalties), the amendment, modification, or termination of this Plan shall not affect the timing and manner of distribution of any Participant’s Account. Such distribution shall be made as if this Plan had remained in effect unchanged.

Section 22. Compliance with Section 409A. It is intended that amounts deferred under this Plan will not be taxable under Section 409A. This Plan shall be interpreted and administered, to the extent possible, in a manner that does not result in a “plan failure” (within the meaning of Section 409A(a)(1)) of this Plan or any other plan or arrangement maintained by the Company.